                                AmeriKing, Inc.
               Calculation of Ratio of Earnings to Fixed Charges
                            (Dollars in thousands)

                                                   Three Periods Ended          Three Periods Ended
                                                     June 30, 1997                  July 1, 1996

                                                  W/O PIK      With PIK        W/O PIK       With PIK
                                                 Dividends     Dividends      Dividends      Dividends
                                                 ---------     ---------      ---------      ---------
EARNINGS

Loss before provision for income taxes              $1,762        $1,762         $1,337         $1,337

Interest expense                                     2,945         2,945          3,018          3,018

Amortization of deferred financing costs               137           137            240            240

Portion of rents representative of interest          1,233         1,233          1,183          1,183

Preferred stock PIK dividends                                        113                           113


Total Earnings                                      $6,077        $6,190         $5,778         $5,891


FIXED CHARGES

Interest expense                                    $2,945        $2,945         $3,018         $3,018

Amortization of deferred financing costs               137           137            240            240

Portion of rents representative of interest          1,233         1,233          1,183          1,183

Preferred stock PIK dividends                                        113                           113


Total Fixed Charges                                 $4,315        $4,428         $4,441         $4,554

RATIO OF EARNINGS TO FIXED CHARGES                    1.41          1.40           1.30           1.29


                                AmeriKing, Inc.
               Calculation of Ratio of Earnings to Fixed Charges
                            (Dollars in thousands)

                                                    Six Periods Ended            Six Periods Ended
                                                     June 30, 1997                  July 1, 1996

                                                  W/O PIK      With PIK        W/O PIK       With PIK
                                                 Dividends     Dividends      Dividends      Dividends
                                                 ---------     ---------      ---------      ---------
EARNINGS

Income before provision for income taxes            $  699        $  699         $  677         $  677

Interest expense                                     5,929         5,929          5,760          5,760

Amortization of deferred financing costs               274           274            449            449

Portion of rents representative of interest          2,476         2,476          2,256          2,256

Preferred stock PIK dividends                                        225                           225


Total Earnings                                      $9,378        $9,603         $9,142         $9,367


FIXED CHARGES

Interest expense                                    $5,929        $5,929         $5,760         $5,760

Amortization of deferred financing costs               274           274            449            449

Portion of rents representative of interest          2,476         2,476          2,256          2,256

Preferred stock PIK dividends                                        225                           225


Total Fixed Charges                                 $8,679        $8,904         $8,465         $8,690

RATIO OF EARNINGS TO FIXED CHARGES                    1.08          1.08           1.08           1.08